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News Release - October 16, 2000
Nasdaq: SMTR
Email: info@smartire.com
Contact: Charlene Krepiakevich
Tel. 1-800-982-2001

SMARTIRE AND HONEYWELL ENTER AGREEMENT TO SUPPLY TIRE MONITORING SYSTEMS TO AUTOMOTIVE AFTERMARKET

RICHMOND, British Columbia, Canada, October 16, 2000 - SmarTire Systems Inc. (Nasdaq: SMTR) and Honeywell (NYSE: HON) announced today an Agreement in Principle that sets the framework for the two companies to enter into a Joint Development and Supply Agreement for the purchase, distribution and sale of tire monitoring systems to the automotive aftermarket. For SmarTire, the Agreement in Principle represents an unprecedented opportunity to market its tire monitoring products on a global basis through Honeywell's extensive retail auto parts distribution network. The Agreement also provides for the joint development of new tire monitoring products for the passenger car and commercial vehicle markets.

The SmarTire/Honeywell agreement represents a timely solution to the dramatic increase in consumer and governmental demand for tire monitoring products in North America. The companies intend to address the need for improved tire safety by offering SmarTire's latest generation of tire monitoring products for passenger cars, light trucks, sport utility vehicles and vans. The companies will also explore opportunities for global distribution, new product development for the automotive aftermarket and future tire monitoring systems for other market sectors.

"The establishment of successful alliances with key strategic partners continues to be our most important business objective," states Robert Rudman, SmarTire's C.E.O. and President. "In the area of marketing, distribution and product development, Honeywell is an ideal strategic partner. It has distribution in place to market our products to most major automotive parts retailers in North America and into Europe. SmarTire provides innovation and technological expertise in tire monitoring technology while Honeywell delivers consumer branded, high-growth automotive products to the global aftermarket."

"We are absolutely delighted in announcing our plans involving Honeywell," added Rudman. "The timing is excellent. SmarTire has the right products and Honeywell has the proven delivery system. The market for tire monitoring products is maturing at a tremendous pace and the SmarTire/Honeywell alliance is ideally positioned to capitalize on this massive opportunity."

Honeywell is a US$24-billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; power generation systems; specialty chemicals; fibers; plastics; and electronic and advanced materials. The company is a leading provider of software and solutions, and Internet e-hubs including MyPlant.com, MyFacilities.com and MyAircraft.com (joint venture with United Technologies and i2 Technologies). Honeywell employs approximately 120,000 people in 95 countries and is traded on the New York Stock Exchange under the symbol HON, as well as on the London, Chicago and Pacific stock exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. Additional information on the company is available on the Internet at www.honeywell.com

SmarTire Systems Inc. develops and markets proprietary tire monitoring systems for the North American and European automotive aftermarkets. Through their strategic alliance, SmarTire Systems and TRW Inc. are committed to providing superior tire monitoring systems for both aftermarket and original equipment applications. Additional information is available at www.smartire.com.

"KEVIN A. CARLSON"

Kevin A. Carlson, C.A.
Chief Financial Officer and General Manager

Except for this historical information contained herein, this news release contains forward looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's customers. Actual results and developments may therefore differ materially from those described in this release.



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